                                                                    EXHIBIT 23.5

                                    CONSENT


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SmarTalk TeleServices, Inc. for the registration of $150,000,000 of 5 3/4% Convertible Subordinated Notes Due 2004 and to the incorporation by reference therein of our report dated February 7, 1997 (except Note 11 as to which the date is February 19, 1997 and the last paragraph of Note 9 as to which the date is November 25,
1997), with respect to the consolidated financial statements of ConQuest Telecommunication Services Corp. included in the Current Report on Form 8-K of SmarTalk Teleservices, Inc. filed with the Securities and Exchange Commission on December 11, 1997.


                                                 /s/ ERNST & YOUNG LLP

December 16, 1997
Columbus, Ohio